25 - Proxy Voting Procedures

1.	Statement of Policy

The Advisers Act requires any adviser who votes proxies on behalf of Clients to have written policies and procedures.

The Adviser generally does not take authority to vote proxies on behalf of clients, but may offer assistance to proxy matters in limited scenarios specific to individual clients up to where Adviser may assume proxy voting responsibility. Exceptions to the general “no proxy” policies are outlined below.

2.	Who is Responsible for implementing this Policy

The Compliance Department, and Chief Investment Officer (“CIO”), are responsible for implementing, updating, and monitoring this policy. The Compliance Department is responsible for ensuring that appropriate disclosure is given to Clients. The CIO is responsible for overseeing the voting of proxies, when an exception has been made.

3.	Procedures to Implement this Policy

The Adviser has adopted procedures that it believes are reasonably designed to implement its proxy voting policy.

The Compliance Department should monitor, evaluate, and update the procedures, as appropriate, including:

•	requiring any Supervised Person who assists clients with completing custodian forms to provide the client with guidance that the form should indicate the Client should be the recipient of proxies, unless an exception applies.
•	require that Adviser’s operations and wealth advisor teams have Client onboarding procedures in place whereby accounts are coded correctly as to the proxy voting responsibility where an aforementioned exception applies, that the arrangement is reflected in the Client’s brokerage account application;
•	require that voting responsibility between the Adviser and the Client is clearly established in the Client’s advisory agreement or in some other writing;
•	confirm that the software the Adviser uses to facilitate its proxy voting in those limited circumstances is serving the needs of the Adviser;
•	confirm that the Adviser is voting proxies, where applicable, timely and in accordance with its guidelines; and

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•	review the procedures at least annually to assess their adequacy.
4.	Specific Policies for Certain Exceptions to Not Voting Proxies

Voting Proxies when a Supervised Person Serves as Trustee for a Client Trust Account

In those instances where a Supervised Person serves as the trustee of a trust account managed by the Adviser, the following procedures should be followed to help assure that the Adviser is not acting contrary to its policy not to vote proxies:

•	in cases where a trust Client has a trustee in addition to the Supervised Person, the proxies shall be sent to that outside trustee who will be responsible for voting proxies;
•	in cases where a trust Client has only the Supervised Person as a trustee, the proxies shall be sent to the underlying beneficiary, who will retain proxy-voting authority;
•	in a case where a trust Client has only the Supervised Person as a trustee and the beneficiary is not able to exercise his or her voting authority, the Supervised Person-Trustee will vote the proxies in the best interests of that Client in accordance with their fiduciary obligations in the capacity as a trustee; and
•	the Adviser will maintain a record of all Client trust accounts for which a Supervised Person has responsibility to vote proxies in their capacity as trustee for such trust Client.

Voting Proxies for Grandfathered Clients and/or when a Client has specifically designated the Adviser to Vote Proxies

The following policies and procedures apply to the voting of proxies by the Adviser for Client accounts for which the Adviser and the Client have agreed that the Adviser has proxy voting responsibility.

The Adviser’s objective is to ensure that its proxy voting activities on behalf of its Clients are conducted in a manner consistent with the best interests of the Clients. For most matters, however, the Adviser’s policy is not to vote when it believes the outcome is not in doubt in order to avoid the unnecessary expenditure of time and the cost to review the proxy materials in detail and carry out the vote. In such circumstances, the Adviser believes that the Client is best served by the Adviser’s devotion of its time to investment activities on the Client’s behalf.

The Adviser is committed to voting proxies in a manner consistent with the best interests of its Clients. Where the Adviser has the responsibility to vote proxies, there may be some instances when it may choose not to take any action, such as (a) where a Client has informed the Adviser that it wishes to retain the right to vote a specific proxy, (b) where the proxy is received for a Client account that has been terminated, (c) where a proxy is received by the Adviser for a security that it no longer manages on behalf of a Client, or (d) when the Adviser believes the

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outcome is not in doubt, in such circumstances, the Adviser believes that the Client is best served by the Adviser’s devotion of its time to investment activities on the Client’s behalf .

In those instances where the Adviser retains the responsibility to vote proxies, see (A) the Adviser Responsible for Voting Proxies below.

Voting Proxies the SA Funds

Solely with respect to the SA Worldwide Moderate Growth Fund (“SAWMX”), FPAS, as adviser to SAWMX, shall vote proxies in the same proportion as the vote of all other holders of SAWMX. For the remainder of the SA Funds, the SA Funds trustees have delegated its proxy voting directly to Dimensional Fund Advisors (“DFA”) to be voted pursuant to the SA Funds’ policies and procedures and the policies and procedures of DFA.

Form N-PX

Section 14A (a) and (b) of the Securities and Exchange Act of 1934 requires investment advisers that file Form 13F to also file a Form N-PX through the EDGAR system. Form N-PX must be filed annually not later than August 31 of each year and must report, for the most recent 12-month period ended June 30, certain information regarding the investment adviser’s proxy voting record for each shareholder vote relating to (1) senior executive compensation, (2) frequency of executive compensation votes, and (3) golden parachute compensation (Sections 14A(a) and (b) of the Securities Exchange Act of 1934).

Note, even if an investment adviser does not accept proxy voting responsibility, it must still file a Form N-PX disclosing that the investment adviser has a clearly disclosed policy of not voting, and did not vote, on any proxy voting matters during the reporting period.

On or before August 31 of each year, the Compliance Department (including, if applicable, a third-party service provider) will make a Form N-PX filing to report, for the most recent 12-month period ended June 30, the Adviser’s proxy voting record regarding votes on certain executive compensation matters pursuant to Sections 14A(a) and (b) of the Securities Exchange Act of 1934. The Adviser will monitor and retain the information that is required to be included in the Form N-PX filing.

Client Disclosure

The Advisers Act requires an adviser to disclose to Clients a summary of its policies. A summary of the Adviser’s proxy voting policy is contained in the Adviser’s Form ADV Part 2A.

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(A) the Adviser Responsible for Voting Proxies

If/when the Adviser votes a proxy, the Adviser generally votes in accordance with the following general guidelines:

Proxy Proposal Issue Proxy Voting Policy

Election of Directors	For
Fix Number of Directors	For
Election of Directors (Majority Voting)	For
Ratify Appointment of Independent Auditors	For
Eliminate Supermajority Requirements	For
Eliminate Supermajority Requirement to Amend Charter	For
Eliminate Supermajority Requirement to Approve Business Combination	For
Eliminate Supermajority Requirement to Declassify Board	For
Adopt Anti-Greenmail	For
Approve Company Name Change	For
Declassify Board	For
Eliminate Unequal Voting Rights	For
Adopt Confidential Voting	For
Director Removal Without Cause	For
Authorize Board to Fill Vacancies	For
Restore Right to Call a Special Meeting	For
Bundled Corporate Governance	For
Outside Director Stock Option	For
Approve Cash/Stock Bonus Plan	For
Amend Cash/Stock Bonus Plan	For
Merger Plan	For
Authorize Sale of Assets	For
Investment Advisory Agreement	For
Liquidation Plan	For
Dividends	For
Stock Repurchase Plan	For
Approve Par Value Change	For
Reverse Stock Split	For
Approve Stock Split	For
Shareholder Proposal	For
S/H Proposal Change Annual Meeting Date/Time/Place	For
S/H Proposal Adopt Confidential Voting	For
S/H Proposal Rotate Annual Meeting Location	For
S/H Proposal Rescind Anti	For
S/H Proposal Allow Shareholders to Select Auditors	For

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S/H Proposal Change Compensation Structure	For
S/H Proposal Adopt Cumulative Voting	For
S/H Proposal Create a Non	For
S/H Proposal Redeem Poison Pill	For
S/H Proposal to Ratify Poison Pill	For
S/H Proposal Repeal Supermajority Requirements	For
S/H Proposal Approve/Amend Terms of Existing Poison Pill	For
S/H Proposal Increase Disclosure of Executive Compensation	For
S/H Proposal Require Majority of Directors to Be Independent	For
S/H Proposal Require Minimum Stock Ownership for Directors	For
S/H Proposal Add Women & Minorities to Board	For
S/H Proposal Require Two Candidates for Each Board Seat	For
S/H Proposal Limit Composition of Committee(s) to Independent Directors	For
S/H Proposal Enhance Stock Value Via Merger/Sale	For
S/H Proposal Third World Issues	For
S/H Proposal Environmental	For
S/H Proposal Require Environmental Reporting	For
S/H Proposal Reduce Pollution Emissions	For
S/H Proposal Adopt Conservation Policy	For
S/H Proposal Adopt/Implement Ceres Principles	For
S/H Proposal Soviet Union	For
S/H Proposal Disclose Political Contributions	For
S/H Proposal Report on Charitable Donations	For
S/H Proposal Human Rights Related	For
S/H Proposal Animal Rights	For
S/H Proposal Tobacco	For
S/H Proposal Separate Chairman/Coe	For
S/H Proposal Establish Independent Chairman	For
S/H Proposal Executive Compensation	For
S/H Proposal Compensation Discussion and Analysis	For
Miscellaneous Shareholder Proposal	For
14A Executive Compensation Vote Frequency	1 Year
Allow Board to Set its Own Size	Against
Adopt Supermajority Requirement to Act by Written Consent	Against
Adopt Supermajority Requirement to Amend Charter	Against
Adopt Supermajority Requirement to Approve Business Combination	Against
Adopt Supermajority Requirement to Declassify Board	Against
Approve Limitation of Director Liability	Against
Eliminate Shareholder Right to Call Special Meeting	Against
Eliminate Shareholder Right to Act By Written Consent	Against
Adopt Unequal Voting Rights	Against

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Eliminate Cumulative Voting	Against
Approve Fair Price Provision	Against
Approve Director Removal Only for Cause	Against
S/H Proposal - Expensing of Stock Options	Against
S/H Proposal - Phase Out Nuclear Facilities	Against

The following proxy proposal categories are fact-sensitive such that no general voting policy with respect to such issues may be established by the Adviser:

Omnibus Stock Option Plan	Fact Sensitive
Employee Stock Ownership Plan	Fact Sensitive
Approve Restructuring	Fact Sensitive
Approve Restructuring	Fact Sensitive
Approve Spinoff	Fact Sensitive
Authorize Common Stock Increase	Fact Sensitive
S/H Proposal - Golden Parachutes to Vote	Fact Sensitive
S/H Proposal - Limit Compensation	Fact Sensitive
S/H Proposal - Military/Weapons	Fact Sensitive

If the proxies are voted, the proxy proposals received by the Adviser and designated above in the Proxy Voting Polices as “for” or “against” will be voted by the Adviser in accordance with the Proxy Voting Polices. Proxy proposals received by the Adviser and designated above in the Proxy Voting Policies as “fact-sensitive” will be reviewed by the Adviser on a case-by-case basis. The basis for all “fact-sensitive” voting decisions shall be documented in writing. For proxy proposals received by the Adviser but not addressed in the Proxy Voting Policies, the Adviser takes the position to generally vote in line with the company’s management team.

Notwithstanding the forgoing, the Adviser may vote a proxy contrary to these guidelines if the Adviser determines that such action is in the best interest of the Client. In the event that the Adviser acts contrary to these guidelines, the Adviser shall document the basis for such decision in writing.

Material Conflict of Interest

The Adviser occasionally may be subject to material conflicts of interest in the voting of proxies due to business or personal relationships it maintains with persons having an interest in the outcome of certain votes. The Adviser, its affiliates and/or its Supervised Person also occasionally may have business or personal relationships with the proponents of proxy proposals, participants in proxy contests, corporate directors and officers, or candidates for directorships.

If, at any time, the Adviser becomes aware of a material conflict of interest relating to a particular proxy proposal, the Adviser will handle the proposal as follows.

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•	If the proposal is designated in proxy voting policies above as “for” or “against,” the proposal will be voted by the Adviser in accordance with the proxy voting policies, provided little discretion on the part of the Adviser is involved; or
•	If the proposal is designated in the proxy voting policies above as “fact-sensitive” (or not addressed in the proxy voting policies), the Adviser will either (i) disclose to the Client such material conflict and vote the Client’s shares in accordance with the Client’s instructions or (ii) take such other action as is necessary to ensure that the Adviser’s vote (including the decision whether to vote) is based on the Client’s best interest and not affected by the Adviser’s material conflict of interest.
•	Additionally, as noted above, the 1934 Act requires certain advisers to file reports where it discloses how it voted on say-on-pay (executive compensation) shareholder votes.

Maintaining Records

In accordance with Rule 204-2, the Adviser will maintain the following records in connection with the Adviser’s proxy voting policies and procedures.

Maintaining Records

The Adviser shall maintain the following records:

•	Copies of advisory agreements
•	Evidence of disclosure to Clients of the Adviser’s proxy voting policy

•	Record of Client trust accounts for which Supervised Persons serve as trustees
•	Copy of the proxy voting policies and procedures
•	Copy of all proxy statements received regarding Clients’ securities
•	Record of each vote the Adviser casts on behalf of a Client
•	Written records of Client requests for proxy voting information, including a copy of each written Client request for information on how the Adviser voted proxies on behalf of the requesting Client and a copy of any written response by the Adviser to any (written or oral) Client request for information on how the Adviser voted proxies on behalf of the requesting Client
•	Any documents prepared by the Adviser that were material to the decision on how to vote or that memorialized the basis for a voting decision

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